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STONEPATH GROUP ACQUIRES AIR PLUS LIMITED; ESTABLISHES DOMESTIC OPERATING
PLATFORM


PHILADELPHIA, October 8, 2001 - Stonepath Group (Amex: STG - news) today announced that it has acquired Air Plus Limited and its operating affiliates, a group of Minneapolis-based, privately held companies that provide a full range of logistics and transportation services. The total purchase price of the transaction is $34.5 million, consisting of cash of $17.5 million at closing and a four-year earn-out arrangement based on the future financial performance of Air Plus.


Founded in 1990, Air Plus is one of the leading time-definite transportation logistics organizations operating in the United States, providing a full range of transportation and distribution solutions. Air Plus services a customer base of manufacturers, distributors and national retail chains through its extensive network of 16 offices in 13 North American cities and Puerto Rico and over 200 agents.


Based on historic financial statements, Air Plus has experienced double-digit revenue growth during the past four years and has been profitable since its inception. Air Plus will operate as a wholly owned subsidiary of Stonepath Group.


Stonepath's Chairman of the Board and CEO, Dennis Pelino, remarked, "With Air Plus as our domestic operating platform, we are fully positioned to build a technology-driven, full-service, global logistics organization. Air Plus has a strong tradition of operational excellence and superior customer service, a tradition that we at Stonepath, in conjunction with the AirPlus management team are committed to uphold.


Pelino continued: "In light of the stringent tightening of security on all domestic and international airlines, the movement of cargo in a time specific environment is becoming increasingly more difficult. This reality is causing many corporations to re-evaluate their logistics processes to meet their client's requirements and consider high quality service alternatives. We are seeing a major shift with customers converting their time sensitive shipments to the Air Plus ground transportation network to insure timeliness of delivery. Throughout this difficult time, Air Plus has continuously worked closely with our clients to develop cost-effective, predictable solutions that maintain Supply Chain integrity. This commitment to excellence is one of the key reasons we chose Air Plus as our key platform company in Stonepath Logistics domestics services. We are proud to be one with the Air Plus team of management and employees across the nation."


About Stonepath Group


For more information about the company and its services, please contact John Brine (john@stonepath.com), 646-486-4085. Founded in 1998, Stonepath Group (Amex: STG - news) is building a global logistics organization that integrates streamlined operating companies and innovative technologies. Stonepath Group (http://www.stonepath.com) is headquartered in Philadelphia, PA.


This press release may include forward-looking statements within the meaning of
Section 7A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us and our affiliate companies, that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions.